Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made effective the day of August 2.1. 2009 by and between Inscrutor, Inc., a Delaware corporation, (the "Company") and  Vimzchel, (the "Investor").

RECITALS

WHEREAS, the Investor desires to purchase certain shares of the Company's Common Stock and Series B Preferred Stock on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell shares of the Common Stock and Series B Preferred Stock to the Investor on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and, other good and valuable consideration, the parties hereto agree as follows:

1.	Authorization, Sale and Issuance of Shares

1.1     Authorization On the Closing (as defined in Section 2.1 below), the Company shall issue to the Investor or its designees (i) 10,000,000 shares of Common Stock ("Common Stock") par value $0.001 per share; and (ii) 100,000 shares of Series B Preferred Stock ("Preferred Stock") (collectively the Common Stock and Preferred Stock shall be referred to as the "Shares") to the Investor for an aggregate value of DKK $3,000,000 (the "Purchase Price").

1.2     Sale and Issuance of the Shares Subject to the terms and conditions hereof the Company shall sell and Investor shall purchase the Shares at the Closing, as defined below.

2.      Closing

2.1     Closing: The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of the Investor on or before 5:00 P.M. EST on August , 2009, or at such other time and place as the Company and the Investor may agree in writing (the "Closing").

2.2     Payment: At the Closing, the Investor will deliver to the Company a wire or certified check in the amount of DKK $3,000,000.

2.3     Delivery: Subject to the terms of this Agreement, within forty-five (45) days of the Closing the Company will deliver to the Investor the certificates representing the Shares to be purchased by the Investor from the Company.

3.      Representations and Warranties of the Company The Company hereby represents and warrants to the Investor as of the Closing date as follows:

3.1     Organization and Standing: Articles and Bylaws The Company is and will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and will have all requisite corporate power and authority to carry on its business as proposed to be conducted.

3.2     Corporate Power The Company will have at the Closing, all requisite corporate power to enter into this Agreement and to sell and issue the Shares. This Agreement shall constitute a valid and binding obligation of the Company enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

3.3     Capitalization The authorized capital stock of the Company is 100,000,000 shares of Common Stock, par value $0.001 per share, of which, 11,350,030 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, par value $0.001 with the 100,000 Shares of Series A Preferred Stock authorized which are all issued and outstanding and 100,000 Shares of Series B Preferred Stock authorized with no shares of Series B Preferred Stock issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable.

3.4     Authorization

(a)
Corporate Action  All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the sale and issuance of the Shares and the performance of the Company's obligations hereunder will be taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

(b)
Valid Issuance The Shares, when issued in compliance with the provisions of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances caused or created by the Company; provided, however, that all such shares may be subject to restrictions on transfer under state and federal securities laws as set forth herein, and as may be required by future changes in such laws.

(c)
No Preemptive Rights Except as provided herein, no person currently has or will have any right of first refusal or any preemptive rights in connection with the issuance of the Shares, or any future issuance of securities by the Company.

3.5     Compliance with Other Instruments The Company will not be in violation of any term of the Company's Articles or Bylaws, nor will the Company be in violation of or in default in any material respect under the terms of any mortgage, indenture, contract, agreement, instrument, judgment, or decree, the violation of which would have a material adverse effect on the Company as a whole, and to the knowledge of the Company, is not in violation of any order, statute, rule, or regulation applicable to the Company, the violation of which would have a material adverse effect on the Company. The execution, delivery and performance of and compliance with this Agreement and the issuance and sale of the Shares will not (a) result in any such violation, or (b) be in conflict with or constitute a default under any such term, or (c) result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such term.

4.           Representations and Warranties of Investor and Restrictions on Transfer Imposed by the Securities Act.

4.1          Representations and Warranties by the Investor The Investor represents and warrants to the Company as follows:

(a)
Investment Intent This Agreement is made with the Investor in reliance upon the Investor's representations to the Company, evidenced by the Investor's execution of this Agreement, that the Investor is acquiring the Shares for investment for the Investor's own account, not as nominee or agent, and not with a view to or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and applicable law. The Investor has the full right, power, and authority to enter into and perform this Agreement.

(b)
Shares Not Registered The Investor understands and acknowledges that the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration under the Securities Act pursuant to Section 4(2) thereof and exempt from registration pursuant to applicable state securities or blue sky laws, and that the Company's reliance upon such exemptions is predicated upon such Investor's representations set forth in this Agreement. The Investor acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and such qualification is available.

(c)
No Transfer Except as set forth in Section 4.4 hereunder, the Investor covenants that in no event will the Investor dispose of any of the Shares (other than in conjunction with an effective registration statement for the Shares under the Securities Act in compliance with Rule 144 promulgated under the Securities Act) unless and until (i) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company to the effect that (x) such disposition will not require registration under the Securities Act, and (y) appropriate action necessary for compliance with the Securities Act and any other applicable state, local, or foreign law has been taken, and (iii) the Company has consented, which consent shall not be unreasonably withheld

(d)
Knowledge and Experience The Investor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Investor's prospective investment in the Shares; (ii) has the ability to bear the economic risks of the Investor's prospective investment; (iii) has been furnished with and had access to such information as the Investor has considered necessary to make a determination as to the purchase of the Shares together with such additional information as is necessary to verify the accuracy of the information supplied; (iv) has had all questions which have been asked by the Investor satisfactorily answered by the Company; and (v) has not been offered the Shares by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium; or broadcast over television or radio; or any seminar or meeting whose attendees have been invited by any such medium.

(e)	Not organized to Purchase. The Investor has not been organized for the purpose of purchasing the Shares.

4.2           Legends Each certificate representing the Shares shall be endorsed with the following legends:

(a)
Federal Legend. The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and are "restricted securities" as defined in rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Act, or (ii) pursuant to an opinion of counsel, satisfactory to the company, that such registration or compliance is not required as to said sale, offer, or distribution.

(b)
Other Legends. With respect to any other legends required by applicable law, the Company need not register a transfer of legended Shares, and may also instruct its transfer agent not to register the transfer of the Shares, unless the conditions specified in such legend is satisfied.

4.3           Rule 144. The Investor is aware of the adoption of Rule 144 by the SEC promulgated under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. The Investor understands that under Rule 144, the conditions include, among other things: the availability of certain, current public information about the issuer and the resale occurring not less than one year after the party has purchased and paid for the securities to be sold.

5.           Conditions to Closing

5.1           Conditions to the Investor's Obligations The obligations of the Investor to purchase the Shares at the Closing are subject to the fulfillment to its satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived in accordance with the provisions of subsection 8.1 hereof:

(a)
Representations and Warranties Correct: Performance of Obligations The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made and at the Closing. The Company's business and assets shall not have been adversely affected in any material way prior to the Closing. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b)
Consents and Waivers The Company shall have obtained in a timely fashion any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

5.2           Conditions to Obligations of the Company The Company's obligation to sell the Shares at the Closing is subject to the condition that the representations and warranties made by the Investor in Section 4 hereof shall be true and correct when made, and on the Closing.

6.           Affirmative Covenants of the Company The Company hereby covenants and agrees as follows:

6.1           Financial Information The Company will furnish holders of the Shares with annual audited financial statements together with such notes and commentary by management as is usual and customary.

6.2           Conflicts of Interests The Company shall use its best efforts to ensure that the Company's employees, during the term of their employment with the Company, do not engage in activities that would result in a conflict of interest with the Company. The Company's obligations hereunder include, but are not limited to, requiring that the Company's employees devote their primary productive time, ability, and attention, to the business of the Company (provided, however, the Company's employees may engage in other business activity if such activity does not materially interfere with their obligations to the Company), requiring that the Company's employees enter into agreements regarding proprietary information and confidentiality and preventing the Company's employees from engaging or participating in any business that is in competition with the business of the Company.

7.           Registration Rights

The Investor is not entitled to any registration rights under this Agreement or associated with the purchase of the Shares. The purchase shall be subject to such private restrictions on the transfer of the Shares as are designated from time to time by the Company or its investment bankers or underwriters.

8.           Risk Factors

The securities offered hereby are speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment in the company, therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors:

8.1           Arbitrary Determination of Stock Price The price of the Shares have been determined arbitrarily by the Company. The price should not be regarded as an indication of any future market price of the Company's stock and has no relation to the value of the Company's stock.

8.2           Dependence on Key Personnel The success of the Company is dependent on the efforts and abilities of its current principal officers and directors. If the Company were to lose the services of such officers, its business could be materially and adversely affected.

8.3           Audited Financial Statements The Company has prepared or caused to be prepared current audited financial statements through the year ending December 31, 2008. The balance sheet and income statement included therein have been prepared in accordance with generally accepted accounting principles.

8.4           Discretion in Application of Proceeds In order to accommodate changing circumstances, the Company's management may allocate the proceeds of this financing in accordance with its needs and operation. Subject to the supervision of the Board of Directors, the Company's management will be given discretion in the application of the proceeds.

8.5           Restrictions on Transfer The Shares may not be resold unless such sale is registered or qualifies for an exemption from registration under the Act and all applicable state securities laws. The Shares should be considered a suitable investment only for investors whose financial position is such that they will be able to hold the Shares for an indefinite period. Some state laws may impose additional restrictions on transfer of the Shares.

For all of the reasons stated in the risk factors and others, including, without limitation, those set forth herein, these shares involve a high degree of risk. Any person considering an investment in the securities offered should be aware of these factors. These securities should only be purchased by persons who can afford a total loss of their investment in the company and have no immediate need for a return of or on their investment.

9.           Miscellaneous

9.1           Governing Law This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between residents entered into and to be performed entirely within the State of Delaware.

9.2           Survival The representations, warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby, notwithstanding any investigation made by the Investor. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

9.3           Successors and Assigns Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

9.4           Entire Agreement This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge, and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.

9.5           Notices, etc All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, addressed (a) if to a Investor, at such Investor's address set forth on the Schedule of Investor, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to the Company, at its address set forth at the beginning of this Agreement, or at such other address as the Company shall have furnished to the Investor in writing. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

9.6           Severability In case any provision of this Agreement shall be found by a court of law to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

  9.7           Finder's Fees and Other Fees

(a)
The Company (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold Investor harmless from and against any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, is responsible.

(b)
The Investor (i) represents and warrants that the Investor has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Company harmless from and against any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such Investor is responsible.

9.8           Expenses The Company and the Investor shall each bear their own expenses and legal fees in connection with the consummation of this transaction.

9.9           Titles and Subtitles The titles of the sections and subsections of this Agreement are for convenience of reference and are not to be considered in construing this Agreement.

9-10           Counterparts This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11           Delays or Omissions No delay or omission to exercise any right, power, or remedy accruing to the Company or to any holder of any securities issued or to be issued hereunder shall impair any such right, power, or remedy of the Company or such holder, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any failure to exercise any right, power, or remedy or any waiver of any single breach or a waiver of any other right, power, or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or any holder, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this the 27 day of August, 2009.

COMPANY:	INVESTOR:
INSCRUTOR, INC.

/s/ Jesper Toft	/s/
Chief Executive Officer